Letter from the CEO

In today’s competitive financial environment, there are a number of avenues that financial institutions can utilize for liquidity and funding. As a financial cooperative, FHLB Des Moines strives to stand apart from the rest.

We believe in providing top-notch member support, relevant educational resources and most important of all - superior member value. A key element of the value we provide our nearly 1,400 members is our quarterly dividend.

Just recently, we announced a 100 basis point increase in our dividend rates, the largest increase in one quarter since early 2011. For the second quarter of 2018, our Board of Directors declared annualized dividend rates of 5.75 percent on activity-based stock and 3.25 percent on membership stock. The second quarter dividend was paid on August 13 and totaled $77 million.

So, what’s behind the increase in dividends, particularly the most recent bump?

Simply put, the dividend reflects our earnings and improved financial position. In the first six months of 2018, we reported net income of $247 million and a return on capital stock of 9.26 percent. In addition, retained earnings have increased to $1.98 billion contributing to our regulatory capital ratio of 5.15 percent.

Our dividend rates seek to strike a balance between providing reasonable returns to members while preserving our financial position, flexibility and ability to serve as a long-term liquidity provider. For example, an alternative to a dividend increase could be lower capital stock requirements. The current stock requirements, however, enable us to more readily scale our balance sheet to meet member liquidity needs. Similarly, lower posted advance prices could substitute for a dividend increase. However, lower posted advance prices would reduce our profitability. In any event, dividends paid, while discretionary, can reduce the cost of doing business with us, including advances.

We believe any returns on capital stock above an appropriate reference rate that are not retained for capital management should be returned to members, particularly those that utilize our product and service offerings. We continue to pay different dividend rates on the two subclasses of stock - membership capital stock and activity-based capital stock.

Our current dividend philosophy is to pay a membership capital stock dividend rate similar to a reference rate of interest, such as average three-month LIBOR over time, and an activity-based capital stock dividend rate, when possible, at a level above the membership capital stock dividend. Our actual dividend is determined quarterly by our board, based on policies, regulatory requirements, actual performance and other considerations.

The recent dividend payment is a sign of our earnings and financial position. Combined with providing access to liquidity and competitive advances rates, we believe we are delivering the value members desire.

Our dividend is just one piece of the role we play as your strategic partner and trusted cooperative. We’re all ears if you have suggestions on how we can better meet your financial needs. I encourage you to reach out to your Relationship Manager and I’m always available at CEO@fhlbdm.com.

Best regards,
Michael L. Wilson